ADVISORY SERVICES AGREEMENT

THIS ADVISORY SERVICES AGREEMENT (the “Agreement”), made as of April 8, 2022, between MercadoLibre, Inc. (the “Company”), a Delaware corporation, with its principal offices at Dr. Luis Bonavita 1294, Off 1733, Tower II, Montevideo Uruguay, and Stelleo Passos Tolda, with domicile at Avenida Jacutinga 464 apt. 91, São Paulo, SP CEP 04515-030, Brazil (the “Advisor”).

WHEREAS, the Company desires to engage the Advisor to perform certain consulting and advisory services and the Advisor desires to provide such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereby agree as follows:

1. Advisory Services.

(a) The Company hereby retains the Advisor and the Advisor hereby agrees to perform such consulting and advisory services as the Company may request and as set forth in Schedule A (the “Advisory Services”).

(b) The Advisor agrees to be available to render the Advisory Services, at such times and locations as may be mutually agreed, from time to time as requested by the Company and/or the Chief Executive Officer of the Company. Unless otherwise provided in Schedule A, the Advisor may deliver the Advisory Services over the telephone, via video conference, in person or by written correspondence. In determining the times and locations for the performance of such services, due consideration shall be given to the Advisor’s other commitments. The Company is hereby authorized to publicly identify the Advisor as an advisor to the Company.

(c) The Advisor agrees to devote such time as needed and his best efforts to performing the Advisory Services. The Advisor shall comply with all rules, procedures and standards promulgated from time to time by the Company with regard to the Advisor’s access to and use of the Company’s property, information, equipment and facilities.

2. Compensation. The Company shall compensate the Advisor in the amount and manner provided for in Schedule A.

3. Independent Contractor. Nothing contained in this Agreement or any document executed in connection herewith shall be construed to create an employer-employee, partnership or joint venture relationship between the Company and the Advisor. The Advisor is an independent contractor and not an employee of the Company. The consideration set forth in Schedule A shall be the sole consideration due to the Advisor for the Advisory Services. The Advisor shall neither represent nor imply that the Advisor is an employee of the Company, and the Advisor acknowledges that the Advisor shall not have the right or entitlement to any of the pension, retirement, medical, insurance or other benefit programs now or hereafter available to the regular employees of the Company other than any rights the Advisor may have in respect of his previous employment with the Company. The Advisor shall be responsible for any insurance coverage related to the Advisor’s performance of the Advisory Services. The Advisor will be responsible for paying all income, social, withholding and other taxes, if any, required by law to be paid with respect to any consideration received by the Advisor under this Agreement. The Advisor shall make no representations, warranties, or commitments binding on the Company without the Company’s prior consent.

4. Term and Termination. This Agreement shall remain effective for 3 years since the execution date of this Agreement or until terminated by any party. Either party may terminate this Agreement with 60-day written notice to the other party.

5. Certain Other Contracts. The Advisor represents and agrees that the execution, delivery and performance of this Agreement does not and will not conflict with any agreement, policy or rule applicable to the Advisor (e.g., any contracts with current or former employers). The Advisor will not (i) disclose to the Company any information that the Advisor is required to keep secret pursuant to an existing confidentiality agreement with any third party, (ii) use the funding, resources, facilities or inventions of any third party to perform the Advisory Services, or (iii) perform the Advisory Services in any manner that would give any third party rights to any intellectual property created in connection with such Advisory Services.

6. Confidential Information. While providing the Advisory Services to the Company and thereafter, the Advisor shall not, directly or indirectly, use any Confidential Information (as defined below) other than pursuant to the Advisor’s provision of the Advisory Services for the benefit of the Company, or disclose to anyone outside of the Company any such Confidential Information. For purposes of this Agreement, “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained the Company or any of its subsidiaries or affiliates in connection with its or any of its subsidiaries’ actual or anticipated businesses, including, but not limited to, (i) information, observations, procedures and data obtained by the Advisor in any period of prior employment with the Company or in performance of the Advisory Services under this Agreement concerning the business or affairs of the Company or any of its subsidiaries and/or affiliates, (ii) products or services, (iii) costs and pricing structures, (iv) analyses, (v) drawings, photographs and reports, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers and customer lists, (xii) other copyrightable works, (xiii) all production methods, processes, technology and trade secrets, and (xiv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Advisor proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

The Advisor agrees that all originals and all copies of materials containing, representing, evidencing, recording or constituting any Confidential Information, however and whenever produced (whether by the Advisor or others), shall be the sole property of the Company. Further, the Advisor agrees that any confidential or proprietary information of the Company disclosed to the Advisor prior to the execution of this Agreement shall be deemed Confidential Information.

Notwithstanding anything to the contrary in this Agreement or any other agreement between the Company and the Advisor, the Advisor understands that nothing in this Agreement is intended to interfere with or restrain the immunity provided under 18 U.S.C. section 1833(b) for confidential disclosures of trade secrets to government officials or lawyers, solely for the purpose of reporting or investigating a suspected violation of law, or in a sealed filing in court or other proceeding. The Advisor further understands that nothing in this Agreement or any other agreement between the Company and the Advisor prohibits, or is intended in any manner to prohibit, the Advisor from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Advisor does not need the prior authorization of anyone at the Company or the Company’s legal counsel to make any such reports or disclosures, and the Advisor is not required to notify the Company that he has made such reports or disclosures.

7. Miscellaneous.

(a) This Agreement contains the entire agreement of the parties related to the retention of the Advisor by the Company and other matters discussed herein and supersedes all prior promises, contracts, arrangements or understandings in respect of the Advisor’s performance of the Advisory Services which are not set forth herein or in other agreements mentioned herein. Neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Advisor and the Company.

(b) This Agreement and all rights under this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

IN WITNESS WHEREOF, MercadoLibre, Inc. has caused this Agreement to be duly executed by its duly authorized officer and the Advisor has hereunto signed this Agreement on his own behalf, as of the day and year first above written.

MERCADOLIBRE, INC.

By:/s/ Juan Martin de la Serna
Name: Juan Martin de la Serna
Title: Attorney-in-fact

By:/s/ Sebastian Fernandez Silva
Name: Sebastian Fernandez Silva
Title: Attorney-in-fact

ADVISOR

By:/s/ Stelleo Passos Tolda
Name: Stelleo Passos Tolda

Schedule A

1. Description of Advisory Services. Advisory Services shall include, but will not be limited to: (i) providing advice and feedback within the Advisor’s field of expertise; (ii) attending periodic meetings with the Company’s directors, officers, employees, consultants and other advisors as requested by the Company and/or the Chief Executive Officer of the Company; and (iii) such consulting and advisory services as the Company, its directors and/or the Chief Executive Officer of the Company reasonably requests in connection with the operation of the Company’s business from time to time.

2. Compensation for Advisory Services.

(a) Expenses. The Company shall reimburse the Advisor in accordance with the regular reimbursement procedures of the Company for all actual expenses incurred by the Advisor in connection with rendering of Advisory Services under this Agreement, so long as such expenses are pre-approved by the Company and reasonable and necessary and appropriately documented with written receipts submitted to the Company.

(b) Fees. In consideration of the Advisory Services, the Company will pay the Advisor US $10,000 per month during the term of this Agreement within the first 10 days of each month. Upon termination of the Agreement, any earned but unpaid fees will be paid and a pro rated payment will be made in respect of any days worked in a partial month.